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                                                                   Exhibit 10.11

                          EXECUTIVE EMPLOYMENT CONTRACT

        THIS AGREEMENT is dated as of September 2, 1997.

BETWEEN:

                          GULF CANADA RESOURCES LIMITED
                     (hereinafter called the "Corporation")

                                                               OF THE FIRST PART

                                     - and -

                                DOUGLAS G. MANNER
                      (hereinafter called the "Executive")

                                                              OF THE SECOND PART

WHEREAS

         (a) The Executive is an officer of the Corporation and is considered by the Board of Directors of the Corporation to be a valued employee of the Corporation and has acquired outstanding and special skills and abilities and an extensive background in and knowledge of the Corporation's business and the industry in which it is engaged;

         (b) The Board of Directors recognizes that it is essential, in the best interests of the Corporation, that the Corporation retain the continuing dedication of the Executive to his office and employment and that the past service of the Executive to the Corporation requires that the Executive receive fair treatment, particularly in the event of an actual or constructive termination of his employment with the Corporation;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained and in consideration of the Executive remaining in office and in the employment of the Corporation at the present time and throughout the period of material change of ownership or organization of the Corporation, it is hereby agreed as follows:



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1.       DEFINITIONS
         In this Agreement:

         (a)      "affiliate" means:

                  (i) one body corporate is an affiliate of another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is under the control of the same person; and

                  (ii) two bodies corporate that are an affiliate of the same body corporate at the same time are affiliates of each other.

         (b) "associate" has the meaning ascribed to that term in the Canada Business Corporations Act.

         (c) "change of control" means or shall be deemed to have occurred if and when:

                  (i) the acquisition, by whatever means (including without limitation, amalgamation, consolidation, liquidation, arrangement or merger), by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the securities acquired), directly or indirectly, of the beneficial ownership of such number of voting securities or rights to voting securities of the Corporation, which together with such person's then owned voting securities and rights to voting securities, if any, represent (assuming the full exercise of such rights to voting securities) more than 20% of the combined voting power of the Corporation's then outstanding voting securities, together with the voting securities acquired and such person's previously owned rights to voting securities; or

                  (ii) individuals who were members of the Board of Directors of the Corporation immediately prior to a meeting of the shareholders of the Corporation involving a contest for or on an item of business relating to the election of directors shall not constitute a majority of the Board of Directors following such election.

         (d) "Compensation Committee" means the Committee of the Board of Directors of the Corporation from time to time appointed to fix the remuneration of executives of the Corporation or, if such Committee has not been appointed, means the Board of Directors of the Corporation.


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         (e)      "constructive dismissal" means, unless consented to by the
                  Executive in writing, any action by the Corporation which constitutes constructive dismissal of the Executive, including, without limiting the generality of the foregoing:

                  (i) any material reduction in the Executive's office, titles, positions, duties, responsibilities, powers or reporting relationships;

                  (ii)     any reduction in the annual salary of the Executive;

                  (iii) a requirement to relocate to another province, state or country; and

                  (iv) any reduction in the value of the Executive's employee benefits plans and programmes, including, without limiting the generality of the foregoing, bonus arrangements.

         (f) "confidential information" means information, processes, know-how, data, trade secrets, techniques, knowledge and other confidential information not generally known to the public relating to or connected with the business or corporate affairs and operations of the Corporation and its affiliates.

         (g) "control" has the meaning ascribed to that term in the Canada Business Corporations Act.

         (h) "person" has the meaning ascribed to that term in the Canada Business Corporations Act.

         (i) "subsidiary" of a corporation means, at any time, a corporation of which the corporation has control at that time, whether directly or indirectly through one or more subsidiaries.

2.       EMPLOYMENT

2.1      Position, Duties and Responsibilities of Executive

         The Executive shall have such responsibilities and powers as the Board of Directors or the by-laws of the Corporation or the Executive's superiors may from time to time prescribe. The Executive shall devote the whole of his time to the Executive's duties hereunder and shall use his best efforts to promote the interests of the Corporation. The executive shall, during the term of this agreement:

         (a) perform such managerial duties and responsibilities for the Corporation as may be assigned to him by the Chief Executive Officer and by the Board of Directors of the Corporation, and at no additional remuneration, shall serve in such other comparable positions with affiliates and associates of the


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                  Corporation as the Board of Directors of the Corporation may
                  from time to time determine; and

         (b) accept such office or offices to which he may be elected or appointed by the Chief Executive Officer or by the Board of Directors of the Corporation in addition to those of Vice-President, International, provided that the performance of the duties of such offices shall be consistent with the scope of the duties assigned in accordance with or as provided for in section 2.1(a) above.

2.2      Term of Agreement

         The term of this Agreement shall commence on the date hereof, and shall continue in effect to and including the earlier of:

         (a) the date of voluntary retirement of the Executive in accordance with the retirement policies established for senior employees of the Corporation; or

         (b) the voluntary resignation of the Executive other than a voluntary resignation pursuant to either section 2.6(b)(ii) or section 2.6(b)(iii) hereof.

2.3      Termination of Agreement upon Disability of Executive

         If at the end of any month the Executive is and has been for a period of more than twelve (12) consecutive months unable to perform the duties specified pursuant to this Agreement in the normal and regular manner due to mental or physical disability, this Agreement may be terminated by the Corporation on 30 days' notice. Notwithstanding anything contained in this
Section 2.3, the Executive shall be entitled to all benefits provided under the disability and pension plans of the Corporation or its affiliates applicable to the Executive at the date of this Agreement.

2.4      Termination of Agreement upon Death of Executive

         If the Executive dies, this Agreement shall be terminated immediately on the date of the Executive's death. Provided that the Executive is insurable at reasonable premium rates, the Corporation shall cause to be obtained and maintained during the term of this Agreement a life insurance policy naming beneficiaries specified by the Executive, which life insurance policy shall provide a lump sum payment of not less than two times the Executive's salary to such beneficiaries in the event that the Executive dies during the term of this Agreement. This insurance policy shall be in addition to and not in substitution for
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any insurance policies provided to the Executive under the Corporation's benefit plans and programmes.

2.5      Termination of Agreement by the Corporation for Cause

         The Corporation may terminate this Agreement at any time without notice in the event the Executive shall be convicted of a criminal act of dishonesty resulting or intended to result directly or indirectly in gain or personal enrichment of the Executive at the expense of the Corporation, or for other sufficient cause pursuant to written notice setting forth particulars of such cause.

2.6      Severance Entitlement Upon Termination of Employment of the Executive

         (a) The provisions of sub-section 2.6(c) shall not apply to, and the Executive shall not be entitled to receive any severance payments or other benefits as provided for in this Agreement as a result of any circumstance where the termination of the Executive's employment arises from the occurrence of any event described in any of sections 2.2, 2.3, 2.4 or 2.5 hereof.

         (b) The provisions of sub-section 2.6(c) shall, except as specifically provided in sub-section 2.6(a) hereof, apply in all circumstances where the Executive's employment with the Corporation terminates, including, without limiting the generality of the foregoing, any of the following circumstances:

                  (i) where the Corporation terminates the employment of the Executive for any reason other than for cause; or,

                  (ii) where the Executive, by notice in writing to the Corporation, terminates his employment with the Corporation within ninety (90) days following constructive dismissal of the Executive;

                  (iii) where the Executive, by notice in writing to the Corporation, terminates his employment with the Corporation within ninety (90) days following a change of control of the Corporation as described in section 1(c)(i).
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          (c)     In the event of the termination of the Executive's employment as provided in sub-section 2.6(b) hereof, the following provisions shall apply:

                  (i) the Executive shall be entitled to receive and the Corporation shall forthwith pay to the Executive, a retiring allowance (hereinafter called the "Retiring Allowance") in an undiscounted cash amount equal to one (1) month's base salary multiplied by the number of years of service of the Executive with the Corporation subject to a minimum entitlement and payment equal to twenty-four (24) months' base salary and a maximum entitlement and payment equal to thirty
                           (30) months' base salary;

                  (ii) in addition, the Executive shall be entitled to receive and the Corporation shall forthwith pay to the Executive an undiscounted cash amount equal to the value to the Executive of all those benefits plans and programmes provided by the Corporation and listed in Schedule "A" attached hereto for a period of time equal to one (1) month for every year of service of the Executive with the Corporation with a minimum entitlement and payment equal to twenty-four
                           (24) months of benefits value and a maximum entitlement and payment equal to thirty (30) months of benefits value. All amounts payable under this sub-section 2(c)(ii) shall be determined by a Fellow of the Canadian Institute of Actuaries acceptable to the Corporation and the Executive;

                  (iii) in addition, the Executive may be entitled, at the discretion of executive management, to receive and the Corporation shall forthwith pay to the Executive an undiscounted amount equal to the product obtained by multiplying by two (2) the Executive's target bonus under the Corporation's Total Compensation Plan or such other similar plan that may have replaced the Total Compensation Plan for the year in which his employment is terminated;

                   (iv) all options for the purchase of shares of the Corporation which have been granted by the Corporation to the Executive prior to January 31, 1995 under the Executive Stock Option Plan (1990) or
                           (1994) but not yet vested shall immediately vest on the date of termination of the Executive and the Executive shall be entitled to



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                           exercise all such options for the purchase of shares
                           of the Corporation for a period of five (5) years from the date of termination of the Executive whether the options vested on or before the date of termination of the Executive;

                  (v) all options for the purchase of shares of the Corporation granted by the Corporation to the Executive since January 1, 1995 under the Incentive Stock Option Plan (1994) or otherwise (including, without limitation, those options granted to the Executive on January 31, 1995) to the date of termination of the Executive but not yet vested shall immediately vest on the date of termination of the Executive and the Executive shall be entitled to exercise any or all such options for the purchase of shares of the Corporation for a period of one (1) year from the date of termination of the Executive whether such options vested on or before the date of termination of the Executive;

                  (vi) the Corporation and the Executive agree that the provisions of section 2.6(c) are fair and reasonable and that the amounts payable by the Corporation to the Executive pursuant to section 2.6(c) are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of his employment with the Corporation in any and all of the circumstances set out in section 2.6(b) and shall not be construed as a penalty; and,

                  (vii) all amounts paid by the Corporation to the Executive pursuant to section 2.6(c) shall satisfy and forever discharge all liabilities, claims or actions that the Executive may or shall have against the Corporation arising from the termination of employment of the Executive whether at common law or under statute or otherwise and such payment shall be made against delivery by the Executive to the Corporation of a release in form and terms reasonably satisfactory to the Corporation and the Executive.

2.7      Directors' and Officers' Liability Insurance

         Unless otherwise agreed between the parties hereto, Gulf shall purchase and maintain, or cause to be purchased and maintained, while the Executive remains an



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officer of Gulf and for a period of 10 years thereafter, directors' and officers' errors and omissions insurance for the benefit of the Executive on terms no less favourable in terms of coverage, and amounts, to the extent available on reasonable commercial terms, than such insurance maintained in effect by the Corporation on the date hereof.

3.       INTEGRATION

         Except for the Executive's rights to continued participation in the Corporation's employee benefit plans, including, without limitation, the Corporation's or its affiliates' stock option plans and savings plans and conditions of employment generally available to other Executives of the Corporation or its affiliates, this Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties, including all prior employment agreements, whether or not fully performed by the Executive before the date of this Agreement. No amendments to this Agreement may be made except in writing signed by both parties.

4.       CONFIDENTIAL INFORMATION

         In the event of termination of employment of the Executive, the Executive agrees to keep confidential all information of a confidential or proprietary nature concerning the Corporation, its subsidiaries and affiliates and their respective operations, assets, finances, business and affairs and further agrees not to use such information for personal advantage or the advantage of an employer, provided that nothing herein shall prevent disclosure of information which is publicly available or which is required to be disclosed under appropriate statues, rules of law or legal process.

5.       SEVERABILITY

         The invalidity and unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

6.       BENEFIT OF AGREEMENT

         This Agreement shall enure to and be binding upon the Corporation and its successors and the Executive and his legal representatives but otherwise it is not assignable. It shall be a condition of any transfer by the Corporation of the Executive to
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any affiliate or associate of the Corporation that, on request of the Executive, such affiliate or associate agree to observe all the covenants of and be bound by all obligations imposed on the Corporation under this Agreement. The failure to do so shall be deemed to constitute a constructive dismissal of the Executive for the purposes of section 2.6.

7.       CHOICE OF LAW

         This Agreement shall be governed and interpreted in accordance with the laws of the Province of Alberta, which Province shall be the sole and proper forum with respect to any suit brought with respect to this Agreement.

8.       COPY OF AGREEMENT

         The Executive hereby acknowledges having received a copy of this Agreement duly signed by the Corporation.


         IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement.

                                                   GULF CANADA RESOURCES LIMITED

                                                   _____________________________


                                                   _____________________________

                                                   /s/  DOUGLAS G. MANNER
________________________________                   _____________________________

Witness                                            DOUGLAS G. MANNER
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                                  SCHEDULE "A"

                        BENEFITS PROVIDED TO EXECUTIVES

GROUP LIFE INSURANCE

Plan provides basic coverage equal to two times annual salary to a maximum of $750,000. This is 100% Corporation paid and is in addition to the personal life insurance referred to in section 2.4 of the Employment Agreement.

Voluntary insurance and dependent insurance are also available and all premiums are paid by the employee.

ACCIDENTAL DEATH AND DISMEMBERMENT

Canadian based executives:

Plan provides coverage of three times annual salary in the event of accidental death to a maximum of $500,000. Lesser amounts are paid for loss of limb, etc. Premiums are 100% Corporation paid.

U.S. based executives:

Plan provides coverage of two times salary in the event of accidental death to a maximum of $750,000. Lesser amounts are paid for loss of limb, etc. Premiums are 100% Corporation paid.

SICK LEAVE

Depending on your years of service, the Corporation pays up to 26 weeks at full pay and 26 weeks at two-thirds pay.

LONG TERM DISABILITY

Canadian based executives:

Plan provides coverage of two-thirds of salary to a maximum benefit of $6,000 per month. Premiums are cost shared with the Corporation paying 2/3 and the employee paying 1/3.

U.S. based executives:

Plan provides coverage of 60% of salary to a maximum benefit of $10,000 per month. Premiums are cost shared with the Corporation paying 2/3 and the employee paying 1/3.

PROVINCIAL HEALTH CARE

For Canadian based employees the Corporation will pay 50% of the premiums for health care in any province where premiums are charged.
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HEALTH CARE BENEFIT

Canadian based executives:

The plan provides 100% coverage for semi-private hospital rooms and 85% coverage for most other health services including generic prescription drugs, physiotherapy, and para-medical practitioners. An annual $25 deductible applies to most services and premiums are shared between the Corporation and the employee.

U.S. based executives:

The plan provides 100% coverage for all medical services including doctor's appointments, hospital rooms, generic prescription drugs, physiotherapy, and para-medical practitioners. A co-payment by the employee is required for most services. Premiums are shared with the Corporation paying the full cost of an HMO plan for the employee and 50% of all costs for dependents. Employees pay the cost difference for a more comprehensive plan (i.e. POS of Indemnity) and 50% of the cost for dependents.

VISION CARE

Canadian based executives:

Plan covers 85% of the cost for glasses/contact lenses to a maximum of $175 plus 85% of the cost of an eye exam per person every two calendar years. Corporation pays 100% of the premiums.

U.S. based executives:

Plan covers 100% of the cost of glasses/contact lenses and eye exams per person once per calendar year. Employees pay a $20 co-payment and the Corporation pays 100% of the premiums.

DENTAL PLAN

Canadian based executives:

Plan pays 80% of routine dental care and 50% of major dental care to a maximum of $1,500 per person per calendar year. Orthodontic coverage is provided for children under 18 and is paid at 50% of the cost to an annual maximum of $1,500 and a lifetime maximum of $5,000. The Corporation pays 100% of the premiums.

U.S. based executives:

Plan pays 80% of routine dental care and 50% of major dental care to a maximum of $1,500 per person per calendar year. Orthodontic coverage is provided for children under 18 and is paid at 50% of the cost with a lifetime maximum of $2,000. The Corporation pays 100% of the premiums.

HEALTH SPENDING ACCOUNT

To assist with medical/dental expenses not covered by the above plans, an annual amount of $800 will be provided by the Corporation. This money can be used to pay for deductibles and co-payments on an after tax basis if left in the account or can be taken as cash and added to the semi-monthly pay. U.S. employees may top up this amount from their own earnings if they wish.

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SAVINGS ALLOWANCE

A payment of 4.5% of base salary is made to all executives. In Canada this is added to semi-monthly pay and in the U.S. it is contributed to the 401(k) plan to the maximum amount allowed, with any excess added to semi-monthly pay.

PENSION PLAN

Any employee with service as an executive prior to January 1, 1996 has pension accrued under the Executive Pension Plan and Superannuation Plan. Service in these plans has been frozen and the resulting pension will be calculated based on earnings at the time of termination/retirement.

For service after January 1, 1996 all employees participate in a defined contribution pension plan. No employee contributions are allowed and the Corporation's contribution is based on years of plan membership. Contributions are made monthly to the registered plan to the maximum amount allowed under legislation and the employee directs the investment of these funds. If the annual contribution exceeds the amount allowed by legislation, the excess is added to semi-monthly pay.

PARKING

Executives are eligible for parking for one vehicle at the Corporation's office.

LUNCHEON CLUB

Executives may join a luncheon club with the Corporation paying annual dues and assessments. Luncheon club memberships are taken in the Corporation's name so they may be reassigned to other individuals in the event the executives retires or leaves the Corporation.

PERQUISITE ALLOWANCE

In addition to regular salary, the Corporation will pay a perquisite allowance of $12,000 per year. These funds are to be used at the discretion of the employee.

OUTPLACEMENT COUNSELLING

If severance is payable under section 2.6(c) of the Employment Agreement, the Corporation shall provide outplacement counselling services to a maximum value of $20,000 or cash, in lieu thereof, of $20,000.